UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 5, 2020

Apollo Global Management, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35107	20-8880053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street, 43rd Floor

New York, New York 10019

(Address of principal executive offices) (Zip Code)

(212) 515-3200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	APO	New York Stock Exchange
6.375% Series A Preferred Stock	APO.PR A	New York Stock Exchange
6.375% Series B Preferred Stock	APO.PR B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

Senior Managing Director and Director, Marc Rowan, provided notice to Apollo Global Management, Inc. (the “Company”) that he adopted a trading plan pursuant to Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended (the “10b5-1 Plan”) under the Seventh Amended and Restated Exchange Agreement, dated July 29, 2020, by and among the Company, the Apollo Principal Entities defined therein and the Apollo Principal Holders defined therein.

The 10b5-1 Plan currently contemplates sales relating to up to approximately 6.5 million Apollo Operating Group units (the “AOG units”) that are exchangeable into shares of Class A common stock of the Company (the “Class A shares”) subject to compliance with, among other things, Rule 144 under the Securities Act of 1933, as amended. The AOG units subject to the 10b5-1 Plan are divided into three tranches to limit the amount of Class A shares that may be sold unless the price is above certain price targets for each tranche, which range from $50 to $60. After giving effect to such transactions, Mr. Rowan and his affiliated entities will beneficially own approximately 30.5 million Class A shares (on an as converted basis). Mr. Rowan and his affiliated entities intend to use approximately 5.5 million of such Class A shares primarily for charitable purposes and intend to hold approximately 25 million AOG units that he and his affiliated entities beneficially own for an extended period of time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO GLOBAL MANAGEMENT, INC.

Date: August 7, 2020	By:	/s/ John J. Suydam
Name: John J. Suydam
Title: Chief Legal Officer